Exhibit 10.2
SECOND AMENDMENT TO
TENNECO INC. INCENTIVE DEFERRAL PLAN
     WHEREAS, Tenneco Inc. maintains the Tenneco Inc. Incentive Deferral Plan (the “Plan”);
     WHEREAS, the Plan was most recently amended and restated effective as of January 1, 2008;
     WHEREAS, the Plan was previously amended to make certain clarifying changes with respect to deferral elections; and
     WHEREAS, it is now desirable to amend the Plan to reflect prospective changes relating to deferral elections under the Plan;
     NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2011, in the following particulars:
     1. By substituting the following for Sections 4, 5 and 6 of the Plan, respectively:
“4. Elections to Defer—Participants
A Participant may elect in writing to defer receipt of all or a specified portion of his or her bonuses or incentive compensation to be received with respect to a calendar year (‘Deferral Election’), provided that the bonuses or incentive compensation, as applicable, are contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Once received by the Committee, a Deferral Election shall be irrevocable for the year to which it relates and will remain in effect for subsequent calendar years unless and until modified by the Participant for a subsequent calendar year in accordance with the terms of the Plan and in accordance with rules and procedures established by the Committee.
A Deferral Election must be made prior to June 30 of the calendar year in which the bonuses or incentive compensation will be awarded (but only to the extent the bonuses or incentive compensation qualify as performance-based compensation under Code Section 409A). A new Participant in the Plan shall have 30 days following the date on which he or she first becomes a Participant to make a Deferral Election with respect to bonuses or incentive compensation to be awarded within that calendar year. Where the Deferral Election is made in the first year of eligibility but after the beginning of the performance period for the bonus or incentive compensation, as applicable, the Deferral Election (which shall be irrevocable when made) shall apply to no more than an amount equal to the total amount of the bonus or incentive compensation, as applicable, for the performance period, multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election is made over the total number of days in the performance period. Bonuses or incentive compensation deferred under the Plan shall be referred to as the ‘Deferred Amounts’.
Each Deferral Election shall indicate whether the bonus or incentive compensation, as applicable, credited to the Participant’s Deferred Compensation Account(described in Section 6 below) for a given calendar year shall be distributed to the Participant as a specified in-service distribution or as a distribution upon termination of employment with the Company as described in Section 8(a), provided that the same distribution date shall be selected for all Deferred Amounts deferred for a given calendar year. If the Participant does not indicate in the Participant’s Deferral Election that his or her Deferred Amounts deferred for a given calendar year are to be distributed as a specified date in-service distribution, or if the Participant terminates employment with the Company prior to the date of his or her specified date in-service distribution, such Deferred Amounts shall be distributed to the Participant upon his or her termination of employment with the Company as described in Section 8(a).
5. Elections to Defer—Outside Directors
Directors who are not employees of the Company or its subsidiaries (‘Outside Directors’) may elect in writing (a ‘Director Deferral Election’) to defer all or a specified portion of his or her annual retainer fee or any other applicable fees (collectively, ‘Discretionary Deferred Fees’) payable in cash with respect to a calendar year, subject to the terms of this Plan. A Director Deferral Election must be made prior to December 31 of the calendar year preceding the calendar year to which the Director Deferral Election will apply (or such earlier date specified by the Committee) and shall be irrevocable as of such December 31. An Outside Director’s Director Deferral Election will remain in effect for subsequent calendar years unless and until modified by the Outside Director for a subsequent calendar year in accordance with the terms of the Plan and in accordance with rules and procedures established by the Committee.
A newly appointed or elected Outside Director shall have 30 days following his or her initial appointment or election as a director to make a Director Deferral Election with respect to his or her Discretionary Deferred Fees for services to be performed after the election and during the remainder of the calendar year of his or her initial appointment or election and any Director Deferral Election filed in accordance with this sentence shall be irrevocable when filed with the Company.
All amounts credited to an Outside Director’s Deferred Compensation Account (described in Section 6 below) shall be distributed to the Outside Director upon his or her separation from service with the Company as described in Section 8(b). Amounts credited to an Outside Director’s Deferred Compensation Account will be settled in cash or, if the Company so elects, shares of the Company’s common stock offered under the Company’s principal equity incentive plan then in effect.
6. Establishment of Deferred Compensation Account
The Company shall establish a memorandum account (a ‘Deferred Compensation Account’) on its books for a Participant at the time of the Participant’s Deferred Election and for an Outside Director at the time of the Outside Director’s Director Deferral Election; provided, however, that any Deferred Compensation Accounts established under the Plan prior to January 1, 2011 shall continue to be maintained from and after January 1, 2011 in accordance with the terms and conditions of the Plan. Deferrals under Section 4 and Section 5 shall be credited to the Deferred Compensation Account of the respective Participant or Outside Director for a given calendar year as of the day on which he or she would otherwise be entitled to receive the compensation.

Any required withholding for taxes (e.g., Social Security taxes) on the Deferred Amount shall be made from other compensation of the Participant. Adjustments as provided below shall be made to the Deferred Compensation Accounts.”
     2. By substituting the following for the second sentence of Section 7 of the Plan:
“A Participant or Outside Director may select the investment option used to determine the earnings factor with respect to his or her Deferred Compensation Account and may change the selection at any time, except that the portion of an Outside Director’s Deferred Compensation Account attributable to Deferred Fees (as defined in the Plan prior to January 1, 2011), and adjustments thereof, shall be credited with an earnings factor based solely on a deemed investment in the Tenneco Inc. stock index account.”
     IN WITNESS WHEREOF, the Company has caused the Plan to be amended as set forth herein by its authorized officer.
TENNECO INC.
By:________________________
Its:________________________

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